EX-99.CODE.ETH

HEARTLAND GROUP, INC.

CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE, FINANCIAL AND ACCOUNTING OFFICERS

Heartland Group, Inc. (the "Company") has adopted this Code of Ethics with respect to its principal executive officer, principal financial officer, principal accounting officer or controller, and any other persons performing similar functions ("Covered Persons").

Guiding Principles

The success of our Company is based primarily on establishing our clients' trust and respect, and in ensuring that their interests always come first. We earn trust by conducting ourselves in an honest, ethical and professional manner, complying with the law, avoiding conflicts of interest and appearances of impropriety, treating our clients with courtesy and respect, and providing information to clients that is accurate, complete and understandable.

Basic Objectives

In furtherance of these guiding principles, the Company expects that each of the Covered Persons will adhere to the following objectives:

1.     Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.     Ensure that the interests of shareholders of the mutual fund series of the Company ("Clients") are paramount, and avoid conflicts and the appearance of conflicts between your interests and those of the Company or its Clients, and between the Company's interests and those of its Clients; and promptly disclose to the Compliance Officer any material event or transaction that could reasonably give rise to a conflict of interest such as service on the board of a public company, the receipt of any non-nominal gifts from or non-business related trips or entertainment paid by, persons with whom the Company has current or prospective business dealings, any ownership interest in, or consulting or employment relationships with, any of the Company's service providers (other than the adviser or distributor), or a financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions;

3.    Protect and use the Company's assets only in furtherance of valid Company purposes; maintain the confidentiality of any proprietary information and trade secrets of the Company; ensure the privacy of Client information; avoid usurping for personal gain opportunities that are available to the Company; not use your personal influence or personal relationship improperly to influence decisions by the Company in which you would benefit personally to the Company's detriment, and not cause the Company to take action or fail to take action for your personal benefit rather than for the benefit of the Company; make decisions for the Company based on merit and what you honestly believe are in the best interests of the Company and its Clients; and otherwise refrain from taking any action that is opposed to the best interests of the Company and its Clients;

4.     Maintain a proper system of internal accounting controls; record transactions involving the Company in accordance with generally acceptable accounting standards and principles; cooperate with the Company's independent auditors; disclose and prepare financial statements and other financial reports and information fully and fairly;

5.     Be familiar with the disclosure requirements generally applicable to the Company and provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

6.    Comply with applicable laws, rules and regulations of governmental and regulatory bodies; be knowledgeable about legal and regulatory matters applicable to the Company and its business and not knowingly misrepresent or cause others to misrepresent facts about the Company to governmental regulators and self-regulatory organizations;

7.     Promptly report possible violations of the Code to the Company's Compliance Officer; and

8.     Be accountable for adherence to the Code.

Administration of the Code

Compliance Officer. The Company's Board of Directors will appoint a Compliance Officer responsible for administering this Code of Ethics. The Board has the right to replace the Compliance Officer at any time. The Board's decision to appoint or replace a Compliance Officer requires the approval of a majority of the Independent Directors of the Board.

The Compliance Officer will be responsible for investigating and reporting to the Company's Board of Directors on violations or waivers from any provision of the Code, and for making recommendations to the Board with respect to the resolutions and consequences for any such violations or waivers.

Questions and Violations. Any person who has a question about the Code or who believes there has been a violation of the Code is encouraged to contact the Compliance Officer. Inquiries and reports of potential Code violations will be kept confidential. Covered Persons who have violated the Code are encouraged to promptly admit to the violation. Upon receiving information about a potential violation of the Code, the Compliance Officer will investigate the matter and will prepare a written report to the Board of Directors providing relevant details and recommendations for further action and consequences. The Board will have ultimate responsibility for determining whether a violation occurred and what action is to be taken in response to such violation, including censures, financial penalties, suspensions, leaves of absence, reassignment, demotion and termination of employment.

Delivery of Code to Covered Persons. All Covered Persons will receive a copy of the Code promptly following their becoming Covered Persons, and a copy of any amendment thereto promptly following its adoption. Covered Persons will be asked to acknowledge and agree in writing to the provisions of the Code, and any amendment thereto, when they first become subject to the Code or such amendment, and annually thereafter. Covered Persons will also annually confirm that they have complied with the requirements of the Code.

Waivers. A waiver of a provision of the Code must be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. Waivers may also be requested following a violation of the Code if such violation was not foreseen or anticipated. Requests for waivers must be in writing and submitted to the Compliance Officer for consideration and recommendation to the Board of Directors who will determine whether a waiver should be granted. Any waiver or implicit waiver from a provision of the Code must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver) and in the manner described under "Regulatory Filing and Reporting" below. As used herein, a "waiver" means any approval by the Board of Directors of a material departure from a provision of the Code, and an "implicit waiver" means the failure of the Board of Directors to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known by a Covered Person.

Amendments. The Code may be amended at any time by the Company, subject to approval by the Board of Directors on any material amendments. Any amendment to the Code (other than technical, administrative and other non-substantive amendments) must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the amendment) and in the manner described under "Regulatory Filing and Reporting" below.

Regulatory Filing and Reporting. A copy of the Code will be filed with the SEC as an exhibit to the Company's certified shareholder report on Form N-CSR or posted on the Company's website (so long as the Company discloses that fact and its Internet address in its report on Form N-CSR). Descriptions of material waivers and amendments will be disclosed either in the Company's Form N-CSR or on the Company's website.

Records. The Company will retain copies of the Code and all other records relating to the Code in accordance with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "1940 Act").

Other Policies and Procedures

This Code is the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act, and the rules and forms applicable to registered investment companies thereunder. The Company's and their investment adviser's code of ethics adopted pursuant to Rule 17j-1 of the 1940 Act, and the Business Conduct Rules adopted by the Company and their investment adviser are separate requirements applying to the Covered Persons, and are not part of this Code.

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company or any Covered Person, as to any fact, circumstance or legal conclusion.